UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2023

TREACE MEDICAL CONCEPTS, INC.

(Exact name of registrant as specified in its charter)

001-40355

(Commission

File Number)

Delaware	47-1052611
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

100 Palmetto Park Place, Ponte Vedra, Florida 32081	32081
(Address of principal executive offices)	(Zip Code)

(904) 373-5940

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	TMCI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 7, 2023, Treace Medical Concepts, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives (the “Representatives”) of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell 4,761,905 shares (the “Firm Shares”) of its common stock, par value $0.001 per share (“Common Stock”), to the Underwriters (the “Offering”). In addition, under the terms of the Underwriting Agreement, the Company granted the Underwriters the option, for 30 days from the date of the Underwriting Agreement, to purchase up to 714,285 additional shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Shares”). The price to the public in this offering is $21.00 per share. The Underwriters have agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $19.74 per share.

The Offering was made under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-269622).

Pursuant to the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make because of such liabilities. In addition, the Underwriting Agreement also contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

In connection with the Offering, the Company and the Company’s directors and executive officers also agreed not to sell or transfer any Common Stock without first obtaining the written consent of the Representatives, subject to certain exceptions, for 90 days after the date of the Prospectus (as defined in the Underwriting Agreement).

A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing descriptions of the Underwriting Agreement and lock-up arrangements do not purport to be complete and are qualified in their entirety by reference to such exhibit.

A copy of the opinion of Latham & Watkins LLP relating to the validity of the securities issued in the Offering is filed herewith as Exhibit 5.1.

Item 8.01	Other Events.

On February 10, 2023, the Offering closed and the Company completed the sale and issuance of an aggregate of 5,476,190 shares of Common Stock, including the exercise in full of the Option Shares. The Company received net proceeds of approximately $107.5 million, after deducting the Underwriters’ discounts and commissions and estimated offering expenses payable by the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of February 7, 2023, among Treace Medical Concepts, Inc. and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TREACE MEDICAL CONCEPTS, INC.

Date: February 10, 2023	By:	/s/ Mark L. Hair
Mark L. Hair
Chief Financial Officer